Factoring and Security Agreement

THIS FACTORING AGREEMENT ("Agreement") is made as of May 30, 2012 by and between Adrenalina d/b/a ID Perfumes ("Seller") and LSQ FUNDING GROUP L.C. ("Purchaser").

1. **Sale; Purchase Price; Billing; Reserve.**

1.1. **Assignment and Sale.**

1.1.1. Seller shall offer to sell to Purchaser as absolute owner such of Seller's Accounts as are listed from time to time on a Schedule of Accounts.

1.1.2. Each Schedule of Accounts shall be accompanied by such documentation supporting and evidencing the Account as Purchaser shall from time to time request.

1.1.3. Purchaser shall purchase from Seller such Accounts as Purchaser agrees to purchase in its sole discretion, so long as the Balance Subject to Funds Usage Fee does not exceed, before and after such purchase, the Maximum Amount.

1.1.4. Purchaser shall credit the Purchase Price, less any amounts due to Purchaser from Seller, including, without limitation, any amounts due under Section 1.3.2 hereof, of any Purchased Account, to Seller's Reserve Account, within one (1) Business Day of the Purchase Date, whereupon such Account shall be deemed purchased hereunder.

1.2. **Billing.** Purchaser may send a monthly statement to all Account Debtors itemizing their account activity during the preceding billing period. All Account Debtors will be instructed to make payments to Purchaser.

1.3. **Reserve Account.**

1.3.1. Purchaser may credit any portion of any Purchase Price to the Reserve Account.

1.3.2. Purchaser may credit any portion of any Purchase Price to the Reserve Account in the amount of the Reserve Shortfall.

1.3.3. Purchaser shall pay to Seller upon Seller's request, any amount by which Reserve Account exceeds the Required Reserve Amount. Upon termination of this Agreement or upon the occurrence of any Event of Default, whether or not cured or waived, these payments by Purchaser to Seller shall be made no more frequently than once a month.

1.3.4. Purchaser may charge the Reserve Account with any Obligation, including any amounts due from Seller to Purchaser hereunder.

1.3.5. Purchaser may pay any amounts due Seller hereunder by a credit to the Reserve Account.

2. **Authorization for Purchases.** Subject to the terms and conditions of this Agreement, and notwithstanding Section **Error! Reference source not found.**, Purchaser is authorized to purchase Accounts upon telephonic, facsimile, or other instructions received from anyone purporting to be an officer, employee, or representative of Seller.

This Factoring Agreement is at all times subject to liens in favor of Bank of America, N. A.

3. **Fees and Expenses.** Seller shall pay to Purchaser:

3.1. **Factoring Fees.**

3.1.1. Funds Usage Fee.

3.1.1.1. A Funds Usage Fee, earned daily, to be paid monthly on the last day of the month in which it accrues.

3.1.1.2. Notwithstanding Section **Error! Reference source not found.**, the Funds Usage Fee shall not accrue and be payable on any funds subject to the Default Rate.

3.1.2. Discount Fee. The Discount Fee, payable in consideration of the rendering of the Credit and Collection Services, which will be deducted from the Purchase Price.

3.1.3. Service Charge. The Service Charge, payable on the date on which a Purchased Account is paid in full or Repurchased.

3.2. **Other Fees.**

3.2.1. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

3.2.2. Early Termination Fee. A fee earned if Seller terminates this Agreement without the notice required in Section 13

3.2.3. Missing Notation Fee. The Missing Notation Fee on any Invoice that is sent by Seller to an Account Debtor which does not contain the notice as required by Section 8.3 hereof.

3.3. **Reimbursable Expenses.** The expenses directly incurred by Purchaser in the administration of this Agreement such as wire transfer fees, overnight mail delivery, check certification, UCC filing and search fees, and audit fees. These fees are due immediately upon payment by Purchaser.

4. **Repurchase Of Accounts.**

4.1. Purchaser may require that Seller Repurchase, on demand:

4.1.1. Any Purchased Account, the payment of which has been disputed by the Account Debtor obligated thereon, Purchaser being under no obligation to determine the bona fides of such dispute;

4.1.2. Any Purchased Account for which Seller has breached its warranty under Section 11 hereunder.

4.1.3. Any Purchased Account owing from an Account Debtor which in Purchaser's reasonable credit judgment has become insolvent.

4.1.4. All Purchased Accounts upon the occurrence of an Event of Default, or upon the effective date of termination of this Agreement;

4.2. The Repurchase of a Purchased Account shall not constitute a reassignment thereof and Purchaser shall retain its security interest therein.

5. **Clearance Days.** For all purposes under this Agreement, Clearance Days will be added to the date on which any payment is received by Purchaser.

6. **Security Interest.**

6.1. To secure payment and performance of the Obligations, Seller grants to Purchaser a continuing first priority security interest in and to the Collateral.

6.2. Notwithstanding the creation of the above security interest, the relationship of the parties shall be that of Purchaser and Seller of Accounts, and not that of lender and borrower.

7. **Authorization to Purchaser.**

7.1. Seller hereby irrevocably authorizes Purchaser and any designee of Purchaser, at Seller's sole expense, to exercise at any times in Purchaser's or such designee's discretion all or any of the following powers until all of the Obligations have been paid in full: (a) receive, take, endorse, assign, deliver, accept and deposit, in the name of Purchaser or Seller, any and all cash, checks, commercial paper, drafts, remittances and other instruments and documents relating to the Collateral or the proceeds thereof, (b) take or bring, in the name of Purchaser or Seller, all steps, actions, suits or proceedings deemed by Purchaser necessary or desirable to effect collection of or other realization upon the Accounts and other Collateral, (c) after an Event of Default, change the address for delivery of mail to Seller and to receive and open mail addressed to Seller, (d) after an Event of Default, extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any Lien granted to Seller by such Account Debtor), without affecting any of the Obligations, (e) execute in the name of Seller and file against Seller in favor of Purchaser financing statements or amendments with respect to the Collateral, (f) pay any sums necessary to discharge any Lien or encumbrance which is senior to Purchaser's security interest in the Collateral, and (g) file in the name of Seller or Purchaser or both (1) mechanics lien or related notices, or (2) claims under any payment bond, in connection with goods or services sold by Seller in connection with the improvement of realty, (h) at any time, irrespective of whether an Event of Default has occurred, without notice to or the assent of Seller, notify any Account Debtor obligated with respect to any Account, that the underlying Account has been assigned to Purchaser by Seller and that payment thereof is to be made to the order of and directly and solely to Purchaser, and (i) communicate directly with Seller's Account Debtors to verify the amount and validity of any Account created by Seller.

7.2. Any sums paid by Purchaser in exercising any of the foregoing powers shall be included as Obligations hereunder and shall be due and payable on demand.

7.3. Seller hereby releases and exculpates Purchaser, its officers, employees and designees, from any liability arising from any acts under this Agreement or in furtherance thereof whether of omission or commission, and whether based upon any error of judgment or mistake of law or fact, except for willful misconduct. In no event will Purchaser have any liability to Seller for lost profits or other special or consequential damages. Without limiting the generality of the foregoing, Seller releases Purchaser from any claims which Seller may now or hereafter have arising out of Purchaser's endorsement and deposit of checks issued by Seller's customers stating that they were in full payment of an Account, but issued for less than the full amount which may have been owed on the Account.

7.4. Seller authorizes Purchaser to accept, endorse, and deposit on behalf of Seller any checks tendered by an Account Debtor "in full payment" of its obligation to Seller. Seller shall not assert against Purchaser any claim arising therefrom, irrespective of whether such action by Purchaser effects an accord and satisfaction of Seller's claims, under §3-311 of the UCC, or otherwise.

7.5. **ACH Authorization.** In order to satisfy any of the Obligations, Purchaser is hereby authorized by Seller to initiate electronic debit or credit entries through the ACH system to Seller's Account or any other deposit account maintained by Seller wherever located. Seller may only terminate this authorization by giving Purchaser thirty (30) days prior written notice of termination.

8. **Covenants by Seller.**

8.1. After written notice by Purchaser to Seller, and automatically, without notice, after an Event of Default, Seller shall not, without the prior written consent of Purchaser in each instance, (a) grant any extension of time for payment of any of the Purchased Accounts, (b) compromise or settle any of the Purchased Accounts for less than the full amount thereof, (c) release in whole or in part any Account Debtor, or (d) grant any credits, discounts, allowances, deductions, return authorizations, or the like with respect to any of the Purchased Accounts.

8.2. From time to time as requested by Purchaser, at the sole expense of Seller, Purchaser or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Seller's books and records, and Seller shall permit Purchaser or its designee to make copies of such books and records or extracts therefrom as Purchaser may request. Without expense to Purchaser, Purchaser may use any of Seller's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies, and premises for the collection of Accounts and realization on other Collateral as Purchaser, in its sole discretion, deems appropriate. Seller hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Purchaser at Seller's expense all financial information, books and records, work papers, management reports, and other information in their possession relating to Seller.

8.3. Before sending any invoice evidencing a Purchased Account to the Account Debtor, Seller shall mark same with the Notice of Assignment as may be required by Purchaser.

8.4. Seller shall pay when due all payroll and other taxes and shall provide proof thereof to Purchaser in such form as Purchaser shall reasonably require.

8.5. Seller shall not create, incur, assume, or permit to exist any Lien upon or with respect to any Collateral now owned or hereafter acquired by Seller.

8.6. Seller shall maintain insurance on all insurable property owned or leased by Seller in the manner, to the extent and against at least such risks (in any event, including but not limited to fire and business interruption insurance) as usually maintained by owners of similar businesses and properties in similar geographic areas. All such insurance shall be in amounts and form and with insurance companies acceptable to Purchaser in its sole discretion. Seller shall furnish to Purchaser: (a) upon written request, any and all information concerning such insurance carried; (b) as requested by Purchaser, lender loss payable endorsements (or their equivalent) in favor of Purchaser. All policies of insurance shall provide for not less than thirty (30) days prior written cancellation notice to Purchaser.

8.7. Notwithstanding that Seller has agreed to pay the Misdirected Payment Fee pursuant to Section 3.2.1 hereof, Seller shall deliver in kind to Purchaser on the next Business Day following the date of receipt by Seller of the amount of any payment on account of a Purchased Account.

8.8. **Avoidance Claims.**

8.8.1. Seller shall indemnify Purchaser from any loss arising out of the assertion of any Avoidance Claims and shall pay to Purchaser on demand the amount thereof.

8.8.2. Seller shall notify Purchaser within two Business Days of its becoming aware of the assertion of an Avoidance Claim.

8.8.3. The provisions of this Section 8.8. shall survive any termination of this Agreement.

9. **Account Disputes.** Seller shall notify Purchaser promptly of and, if requested by Purchaser, will settle all disputes concerning any Purchased Account, at Seller's sole cost and expense. However, Seller shall not, without Purchaser's prior written consent, compromise or adjust any Purchased Account or grant any additional discounts, allowances or credits thereon. Purchaser may, but is not required to, attempt to settle, compromise, or litigate (collectively, "Resolve") the dispute upon such terms as Purchaser in its sole discretion deem advisable, for Seller's account and risk and at Seller's sole expense. Upon the occurrence of an Event of Default Purchaser may Resolve such issues with respect to any Account of Seller.

10. **Perfection of Security Interest.** Seller shall execute and deliver to Purchaser such documents and instruments, including, without limitation, UCC financing statements, as Purchaser may request from time to time in order to evidence and perfect its security interest in any collateral securing the Obligations.

11. **Representations and Warranties.** To induce Purchaser to enter into this Agreement and to purchase the Purchased Accounts hereunder, Seller hereby represents and warrants to Purchaser as follows (each of which representations and warranties shall be deemed to be continuing and to have been restated and reaffirmed on each occasion that Seller submits a Schedule of Accounts to Purchaser):

11.1. It is fully authorized to enter into this Agreement and to perform hereunder;

11.2. This Agreement constitutes a legal and valid obligation that is binding upon it and that is enforceable against it in accordance with the terms hereof.

11.3. Seller is solvent and in good standing in the state of its organization.

11.4. There are no pending actions, suits, or other legal proceedings of any kind (whether civil or criminal) now pending (or, to Seller's knowledge, threatened) against Seller, the adverse result of which would in any material respect affect the property or financial condition, or threaten the continued operations, of Seller;

11.5. Seller has not conducted business under or used any other name, whether legal or fictitious;

11.6. Each financial statement of Seller provided to Purchaser, whether provided prior to or after the date of this Agreement, is true and correct in all material respects.

11.7. The Purchased Accounts are and will remain:

11.7.1. Bona fide existing obligations created by the sale and delivery of goods or the rendition of services in the ordinary course of Seller's business; and

11.7.2. Unconditionally owed and will be paid to Purchaser without defenses, disputes, offsets, counterclaims, or rights of return or cancellation.

11.8. Seller has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

12. **Default.**

12.1. **Events of Default.** The occurrence or existence of any of the following events or conditions shall constitute an Event of Default hereunder: (a) Seller defaults in the payment of any of the Obligations or in the performance of any provision hereof or of any other agreement now or hereafter entered into with Purchaser, or any warranty or representation contained herein proves to be false in any way, howsoever minor, (b) Seller or any guarantor of any of the Obligations becomes subject to any debtor-relief proceedings, including by way of the commencement of any petition for relief filed by or against Seller or any guarantor under any chapter of the federal bankruptcy laws, (c) any such guarantor fails to perform or observe any of such guarantor's obligations to Purchaser or shall notify Purchaser of its intention to rescind, modify, terminate, or revoke any guaranty of any of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever, (d) Purchaser for any reason, in good faith, deems itself insecure with respect to the prospect of repayment or performance of any of the Obligations.

12.2. **Waiver of Notice.** SELLER WAIVES ANY REQUIREMENT THAT PURCHASER INFORM SELLER BY AFFIRMATIVE ACT OR OTHERWISE OF ANY ACCELERATION OF SELLER'S OBLIGATIONS HEREUNDER. FURTHER, PURCHASER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY "DEFAULT" OR "PAST DUE" RATE SHALL NOT BE DEEMED A WAIVER BY PURCHASER OF ITS CLAIM THERETO.

12.3. **Effect of Default.**

12.3.1. Upon the occurrence of any Event of Default, in addition to any rights Purchaser has under this Agreement or applicable law:

12.3.1.1. Purchaser may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

12.3.1.2. Upon the occurrence of any Event of Default, the Obligations shall bear interest at the Default Rate.

12.3.1.3. Upon the occurrence of any Event of Default, the Early Termination Fee shall be immediately due and payable without notice.

13. **Termination; Effective Date.**

13.1. This Agreement will be effective when executed by Purchaser, will continue in full force and effect for 6 months thereafter (the "Scheduled Term"), and shall be further annually extended automatically (the "Rescheduled Term") unless, Seller provides written notice of its intention to terminate at least sixty (60) days and not greater than ninety (90) days prior to each such anniversary, whereupon this Agreement shall terminate on said anniversary.

any breach or default hereunder; nor shall any waiver by Purchaser of any breach or default by Seller hereunder be deemed a waiver of any default or breach subsequently occurring. All rights and remedies granted to Purchaser hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy. The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Purchaser would otherwise have. Any waiver, permit, consent or approval by Purchaser of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

21. **Severability.** In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

22. **Relationship of Parties.** The relationship of the parties hereto shall be that of Seller and Purchaser of Accounts, and Purchaser shall not be a fiduciary of the Seller, although Seller may be a fiduciary of Purchaser.

23. **Reimbursement of Expenses.** Seller agrees to reimburse Purchaser on demand for the actual amount of all costs and expenses, including attorneys' fees, which Purchaser has incurred or may incur in (a) negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith, all of which shall be paid contemporaneously with the execution hereof, and (b) protecting, preserving, or enforcing any Lien, security interest, or other right granted by Seller to Purchaser or arising under applicable law, whether or not suit is brought. Any such costs and expenses incurred subsequent to the execution hereof shall become part of the Obligations when incurred and may be added to the outstanding principal amount due hereunder.

24. **Entire Agreement.** This Agreement supersedes all prior or contemporaneous agreements and understandings between said parties, verbal or written, express or implied, relating to the subject matter hereof. No promises of any kind have been made by Purchaser or any third party to induce Seller to execute this Agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

25. **Choice of Law.** This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Florida.

26. **Construction of Agreement.** Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the rate or amount of fees or other charges that are deemed interest under applicable law and that are charged or collected hereunder exceed the maximum amount chargeable under applicable law (the "Maximum Rate") (it being the intent hereof that Purchaser not contract or receive and Seller not pay interest in excess of the Maximum Rate), and, if a court of competent jurisdiction determines that Purchaser has charged or collected interest in excess of the Maximum Rate, Purchaser shall promptly refund such excess to Seller and shall not otherwise be penalized. In determining whether the interest contracted for, charged, or received by Purchaser exceeds the Maximum Rate, Purchaser may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

27. **JURY TRIAL WAIVER. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (a) ARISING HEREUNDER, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM**

WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY FURTHER WAIVES ANY RIGHT TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

28. **Venue; Jurisdiction.** The parties agree that any suit, action, or proceeding arising out of the subject matter hereof, or the interpretation, performance, or breach of this Agreement, shall, if Purchaser so elects, be instituted in the United States District Court for the Middle District of Florida or any court of the State of Florida located in Orange County (each an "Acceptable Forum"). Each party agrees that the Acceptable Forums are convenient to it, and each party irrevocably submits to the jurisdiction of the Acceptable Forums, irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and waives any and all objections to jurisdiction or venue that it may have under the laws of the State of Florida or otherwise in those courts in any such suit, action, or proceeding. Should such proceeding be initiated in any other forum, Seller waives any right to oppose any motion or application made by Purchaser as a consequence of such proceeding having been commenced in a forum other than an Acceptable Forum.

29. **Notice.**

29.1. All notices required to be given to any party other than Purchaser shall be deemed given upon the first to occur of (i) deposit thereof in a receptacle under the control of the United States Postal Service, properly addressed and postage prepaid, (ii) transmittal by electronic means to a receiver under the control of such party; or (iii) actual receipt by such party or an employee or agent of such party.

29.2. All notices required to be given to Purchaser hereunder shall be deemed given upon actual receipt by a responsible officer of Purchaser.

29.3. For the purposes hereof, notices hereunder shall be sent to the following addresses, or to such other addresses as each such party may in writing hereafter indicate:

SELLER

Party:	Adrenalina, Inc.
Address:	1250 East Hallandale Beach Blvd, Ste 402 Hallandale Beach, Florida 33309
Officer:	Rudford Hamon
Fax Number:	

PURCHASER

Party:	LSQ Funding Group, L.C.
Address:	2600 Lucien Way, Suite 100 Maitland, FL 32751

Officer: Max Eliscu
Fax Number: 321-295-5079

30. **Counterparts.** This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

31. **Definitions.** The following terms used herein shall have the following meanings. All capitalized terms not herein defined shall have the meaning set forth in the UCC:

31.1. **"Acceptable Forum"** - See Section **Error! Reference source not found.**

31.2. **"Active Months"** - Any month in which the Purchaser purchased Accounts from Seller.

31.3. **"Avoidance Claim"** - Any claim that any payment received by Purchaser from or for the account of an Account Debtor is avoidable under the Bankruptcy Code or any other debtor relief statute.

31.4. **"Balance Subject to Funds Usage Fee"** - The unpaid Face Amount of all Purchased Accounts minus the Reserve Account.

31.5. **"Base Sales Amount"** - The Face Amount of all Purchased Accounts divided by the total number of Active Months of the Agreement.

31.6. **"Business Day"** - A day of the week other than a Saturday, Sunday, or a holiday under which banks located in the State of Florida are required or permitted to be closed.

31.7. **"Clearance Days"** - Three (3) Business Day(s) for all payments.

31.8. **"Collateral"** - All now owned and hereafter acquired personal property and fixtures, and proceeds thereof, (including proceeds of proceeds) including without limitation:

31.8.1. Accounts, including health-care insurance receivables;

31.8.2. Chattel Paper;

31.8.3. Inventory;

31.8.4. Equipment;

31.8.5. Instruments, including Promissory Notes;

31.8.6. Investment Property;

31.8.7. Documents;

31.8.8. Deposit Accounts;

31.8.9. Letter of Credit Rights;

31.8.10. General Intangibles; and

31.8.11. Supporting Obligations.

31.9. **"Confidential Business Information"** - See Section 33.1

31.10. **"Credit and Administration Services"** - Shall include the following services performed by Purchaser on behalf of Seller as a result of the purchase of Accounts hereunder:

31.10.1. All accounts receivable record keeping, including the recording of invoices, Repurchases, and payments;

31.10.2. Collection of Accounts;

31.10.3. Setting of such credit limits for sales by Seller as may be required.

31.11. **"Default Rate"** - The lesser of twenty-four percent (24.00%) or maximum rate allowed by law.

31.12. **"Discount Fee"** - The fee earned by Purchaser, which is in consideration of its performance of Credit and Administration Services, computed as the Discount Fee Percentage multiplied by the Face Amount of each Purchased Account.

31.13. **"Discount Fee Percentage"** - 1.85%.

31.14. **"Early Termination Fee"** - See Section 13.2.1

31.15. **"Eligible Purchased Account"** - As determined by Purchaser in its sole discretion.

31.16. **"Events of Default"** - See Section 12.1

31.17. **"Face Amount"** - The face amount due on an Account.

31.18. **"Funds Usage Fee"** - The product of the Funds Usage Fee Rate and the Balance Subject to Funds Usage Fee.

31.19. **"Funds Usage Fee Rate"** - 3.00% in excess of the Prime Rate, not less than 6.0%, calculated on the basis of the actual number of days elapsed in a year of 360 days.

31.20. **"Late Payment Date"** - The date which is sixty (60) days from the date on which the Purchased Account was due.

31.21. **"Lien"** - Any interest in property securing an Obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based upon common law, statute, or contract.

31.22. **"Maximum Amount"** - $2,000,000.00.

31.23. **"Maximum Rate"** - See Section 26

31.24. **"Misdirected Payment Fee"** - Fifteen (15%) percent of the amount of any payment on account of a Purchased Account which has been received by Seller or by a third party and not paid to Purchaser on the next Business Day following the date of receipt by Seller or the date of Seller's knowledge of receipt by such third party.

31.25. **"Missing Notation Fee"** - Fifteen (15%) percent of the Face Amount.

31.26. **"Notice of Assignment"** - This account is assigned and payable only to LSQ Funding Group, L.C. Payments should be sent to them at: P.O. Box 404322, Atlanta, GA 30384-4322.

31.27. **"Obligations"** - All present and future obligations owing by Seller to Purchaser whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether arising before, during, or after the commencement of any bankruptcy case in which Seller is a Debtor, including but not limited to any obligations arising pursuant to letters of credit or acceptance transactions or any other financial accommodations.

31.28. **"Prime Rate"** - The prime rate published by The Wall Street Journal, from time to time as its prime rate, whether or not such rate is the lowest or best rate quoted by such bank to its most creditworthy customers. Seller acknowledges that such bank charges interest at, above, and below its announced prime rate.

31.28.1. **"Base Prime Rate"** - 3.25%.

31.29. **"Purchase Price"** - The unpaid Face Amount of an Account at the time of purchase.

31.30. **"Purchased Accounts"** - Accounts purchased hereunder which have not been Repurchased.

31.31. **"Purchase Date"** - The date on which Purchaser credits the Purchase Price to Seller's Reserve Account.

31.32. **"Reimbursable Expenses"** – See Section 3.3

31.33. **"Repurchase"** - An Account has been repurchased when Seller has paid to Purchaser the then unpaid Face Amount together with any unpaid fees relating to the Purchased Account, or, at Purchaser's option, by Purchaser's charge to the Reserve Account.

31.34. **"Required Reserve Amount"** - The Reserve Percentage multiplied by the unpaid Face Amount of Eligible Purchased Accounts plus 100% of the Face Amount of Purchased Accounts other than Eligible Purchased Accounts.

31.35. **"Rescheduled Term"** - See Section 13

31.36. **"Reserve Account"** - An account or accounts on the books of Purchaser reflecting transactions hereunder.

31.37. **"Reserve Percentage"** – thirty five (35%) percent of the Face Amount of Eligible Purchased Accounts, which percent may be revised at any time by Purchaser to protect Purchaser with regard to (i) any indebtedness owing by Seller hereunder, or (ii) possible returns, claims or defenses of any Account Debtor.

31.38. **"Reserve Shortfall"** - The amount by which the Reserve Account is less than the Required Reserve Amount.

31.39. **"Resolve"** – See Section 9

31.40. **"Schedule of Accounts"** - A form supplied by Purchaser from time to time wherein Seller lists such of its Accounts that it requests that Purchaser purchase under the terms of this Agreement.

31.41. **"Scheduled Term"** – See Section 13

31.42. **"Seller's Account"** - Any demand deposit account maintained by Seller, or represented by an employee of Seller to be maintained by Seller, wherever located.

31.43. **"Service Charge"** - A fee earned by Purchaser, which is in consideration of its performance of Credit and Collection Services, based on the number of days from the invoice date the Purchased Account is unpaid in whole or in part, computed as the applicable percentage below multiplied by the Face Amount of each Purchased Account (each, a "Service Charge Period"), as follows:

Invoice Days Paid	Service Fee
Between 1 and 30	0.00%
Between 31 and 45	0.00%
Between 46 and 60	0.25%
Between 61 and 75	0.50%
Between 76 and 90	0.75%
Between 91 and 120	1.00%
Between 121 and 999	1.50%

31.44. **"Service Charge Period"** - See definition of Service Charge.

31.45. **"UCC"** - The Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in the State of Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) as adopted and in force from time to time in such state.

32. **Successors and Assigns.**

32.1. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

33. **Confidentiality and Nondisclosure.**

33.1. **Confidentiality.** Seller, without the express written consent of the Purchaser, will not directly or indirectly communicate or divulge to, or use for Seller's own benefit or for the benefit of any other person, firm, association, or corporation, any of the Purchaser's or its operating entities' information or materials which were communicated or disclosed to or otherwise learned of or acquired by Seller during the course of its relationship with Purchaser, including, but not limited to agreements, reports, business processes and practices (the "Confidential Business Information"); provided, however, Seller may disclose or use such Confidential Information under any of the following circumstances: (a) disclosure or use thereof in good faith by the Seller in connection with the performance of duties in the course of its relationship with Purchaser, (b) disclosure which the Seller is advised by counsel is required by a court or other governmental agency of competent jurisdiction, or (c) disclosure or use by Seller of any such information or data which is generally known within the industry or is otherwise available through independent sources.

33.2. **Covenant of Preservation of Confidentiality.** Seller recognizes that through this Agreement with the Purchaser, Seller will have access to certain Confidential Business Information and Trade Secrets of the Company. Throughout the Term of Seller's relationship with the Purchaser, Seller agrees to protect the Confidential Business Information and Trade Secrets of the Purchaser from unauthorized use or disclosure, and to take all reasonable steps to ensure the secrecy and confidentiality of all Confidential Business Information and Trade Secrets.

33.3. **Covenant of Nondisclosure.** Seller agrees that during the Term of this Agreement, and for a period of ten (10) years following the termination of this Agreement for any reason, Seller will not disclose, divulge, furnish, or make accessible to any person or entity, the Confidential Business Information of the Purchaser. Additionally, Seller will not disclose any Trade Secrets of the Purchaser until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation or breach of this Agreement involving Seller.

33.4. **Remedies Inadequate.** Seller acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of this Section 33 would be inadequate and, in recognition of this fact, the Seller agrees that in the event of such a breach or threatened breach, Purchaser shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available, in addition to any remedies at law.

33.5. **Unenforceable Provisions.** If any provision contained in this Section 33 shall for any reason by held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this section, but this section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

33.6. **Survival.** The provisions of this Section 33 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

SELLER: Adrenalina

[signature] 5/30/12

Signature Date

Rudford Hamon COO

Printed Name Title

PURCHASER: LSQ Funding Group, L.C.

[signature] 5/30/12

Signature Date

Max Eelson CEO

Printed Name Title

STATE OF: ______________________

COUNTY OF: ______________________

The foregoing instrument was acknowledged before me this ________ day of ________________, 20________, by ______________________, who is personally known to me or who has produced ______________________ as identification.

______________________ [SEAL]

Signature of Notary Public

____

Printed Name

____

Commission Number

My commission expires: ______________